Exhibit 4.2

DESCRIPTION OF THE COMPANY’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common stock, $1.00 par value per share (the “Common Stock”), of La-Z-Boy Incorporated (the “Company”), which is the only security of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Description of Common Stock

General

The following descriptions of our Common Stock and of certain provisions of Michigan law do not purport to be complete and are subject to and qualified in their entirety by reference to our (i) restated articles of incorporation, as subsequently amended (the “Restated Articles of Incorporation” or “Restated Articles”), (ii) our amended and restated bylaws, and (iii) the Michigan Business Corporation Act (“MBCA”). Copies of our restated articles of incorporation and the three subsequent amendments to such restated articles of incorporation have been filed with the Securities and Exchange Commission (the “SEC”) as Exhibits 3.1, 3.2, 3.3 and 3.4, respectively, to our Annual Report on Form 10-K. A copy of our amended and restated bylaws have been filed with the SEC as Exhibit 3.5 to our Annual Report on Form 10-K.

Our common stock is listed on the New York Stock Exchange under the symbol “LZB.” The transfer agent for the Common Stock is American Stock Transfer & Trust Company.

Authorized Capital Stock

Under our Restated Articles of Incorporation, the Company is currently authorized to issue up to 150,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, no par value. As of June 11, 2019, we had 46,638,907 shares of Common Stock issued and outstanding, and no shares of preferred stock issued.

Common Stock

Dividend Rights. Subject to the dividend rights of the holders of any outstanding preferred stock, the holders of shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time declare.

Rights Upon Liquidation. Upon liquidation, dissolution, distribution of assets or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in our remaining assets of whatever kind available for distribution to shareholders, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of outstanding preferred stock.

Conversion and Preemptive Rights. Holders of shares of our Common Stock have no conversion, preemptive or similar rights.

Voting Rights. Each outstanding share of Common Stock is entitled to one vote on all matters voted upon by the shareholders. Our Restated Articles of Incorporation do not provide for cumulative voting in the election of directors.

Limitations on Rights of Holders of Common Stock - Preferred Stock

The rights of holders of shares of Common Stock may be materially limited or qualified by the rights of holders of preferred stock that we may issue in the future. Set forth below is a description of the Company’s authority to issue preferred stock and the possible terms of that stock.

Our Restated Articles of Incorporation authorize our Board of Directors, without further shareholder action, to provide for the issuance of up to 5,000,000 shares of preferred stock, in one or more series, and to fix the designations, relative rights, preferences and limitations, including the dividend rate, redemption and sinking fund provisions, liquidation preferences, conversion rights, and voting rights of each of these series. We may amend from time to time our Restated Articles of Incorporation to increase the number of authorized shares of preferred stock.

The particular terms of any series of preferred stock that we offer may include: (i) the designation and liquidation preference per share of the preferred stock and the number of shares comprising such series; (ii) the dividend rate, the dates on which dividends will be payable, whether dividends shall be cumulative and, if so, the date from which dividends will begin to accumulate; (iii) any redemption or sinking fund provisions of the preferred stock; (iv) any conversion or exchange provisions of the preferred stock; (v) the voting rights, if any, of the preferred stock; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

Limitation of Liability

Our Restated Articles provide that, to the full extent authorized or permitted by the MBCA, directors of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

Certain Statutory, Restated Article and Amended and Restated Bylaw Provisions Affecting Shareholders

Certain provisions in our Restated Articles and amended and restated bylaws and the MBCA may have the effect of delaying, deferring or preventing a change of control of the Company or may operate only with respect to extraordinary corporate transactions involving the Company.

Business Combination Act

We are subject to the provisions of Chapter 7A of the MBCA, which provides that business combinations between a Michigan corporation and a beneficial owner of shares entitled to 10% or more of the voting power of such corporation generally require the affirmative vote of 90% of the votes of each class of stock entitled to vote and not less than two-thirds of each class of stock entitled to vote (excluding voting shares owned by such 10% owner). Chapter 7A defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an interested shareholder or certain affiliates. An “interested shareholder” is generally any person who owns 10% or more of the voting shares of the corporation. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with, a specified person. Such requirements do not apply if the transaction satisfies fairness standards, other specified conditions are met and the interested shareholder has been such for at least five years.

Restated Article and Amended and Restated Bylaw Provisions

Our Restated Articles and amended and restated bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include an advance notice requirement for director nominations and actions to be taken at annual meetings of shareholders, the requirements for shareholders to call a special meeting of the shareholders and the availability of authorized but unissued blank check preferred stock.

Advance Notice Requirement

Our amended and restated bylaws set forth advance notice procedures with regard to shareholder nomination of persons for election to the Board of Directors or other business to be considered at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to the secretary at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the meeting. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of certain business at a meeting if the proper notice procedures are not followed.

Special Meetings of Shareholders

Under our amended and restated bylaws, special meetings of shareholders may be called by the chairman of our Board of Directors, our president or by the Board of Directors. It shall also be their duty to call a special meeting whenever requested to do so in writing by shareholders owning, in the aggregate, at least seventy-five percent (75%) of the entire capital stock of the Company entitled to vote at such special meeting.

Blank Check Preferred Stock

Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

•                  reduction of the amount otherwise available for payments of dividends on Common Stock if dividends are payable on the series of preferred stock;

•                  restrictions on dividends on our Common Stock if dividends on the series of preferred stock are in arrears;

•                  dilution of the voting power of our Common Stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;

•                  dilution of the equity interest of holders of our Common Stock if the series of preferred stock is convertible, and is converted, into our Common Stock; and

•                  restrictions on the rights of holders of our Common Stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.